UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 31, 2023

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, CHF 0.10 par value	RIG	New York Stock Exchange
0.50% Exchangeable Senior Bonds due 2023	RIG/23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement

On January 31, 2023, in connection with the closing of the previously-announced offering by Transocean Inc. (the “Issuer”), a wholly-owned subsidiary of Transocean Ltd., of U.S. $1.175 billion in aggregate principal amount of 8.75% senior secured notes due 2030 (the “Notes”), the Issuer entered into an indenture (the “Indenture”) with (x) Transocean Ltd., (y) certain of the Issuer’s subsidiaries (the “Limited Guarantors” and together with Transocean Ltd., the “Guarantors”) that guarantee the existing (i) 7.75% Senior Secured Notes due 2024 issued by Transocean Phoenix 2 Limited (the “Thalassa Notes”), (ii) 5.875% Senior Secured Notes due 2024 issued by Transocean Guardian Limited (the “Guardian Notes”), (iii) 6.25% Senior Secured Notes due 2024 issued by Transocean Proteus Limited (the “Proteus Notes”) and (iv) 6.125% Senior Secured Notes due 2025 issued by Transocean Pontus Limited (the “Pontus Notes” and collectively, the “Existing Secured Notes”) and (z) Truist Bank, as trustee and collateral agent. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by Transocean Ltd. and guaranteed on a senior secured basis by the Limited Guarantors, in each case, up to a secured guarantee cap equal to the principal amount of such notes refinanced (together with any applicable premium, fees and expenses) (the “Secured Limited Guarantee Cap”). Accordingly, the Limited Guarantors are subject to a Secured Limited Guarantee Cap on the Notes equal to $247 million, $320 million, $256 million and $352 million, respectively.

The Notes are also secured by a lien on Deepwater Thalassa, Deepwater Proteus, Transocean Enabler, Transocean Encourage and Deepwater Pontus (the “Collateral Rigs”) and certain other assets related to the Collateral Rigs, up to the applicable Secured Limited Guarantee Cap. The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and were offered only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

The terms of the Notes are governed by the Indenture, which contains covenants that, among other things, (i) limit the activities of the Issuer, each owner and each operator of the Collateral Rigs, (ii) limit the ability of the Issuer and its subsidiaries to incur liens and engage in certain sale and lease-back transactions, (iii) limit the ability of the Issuer’s subsidiaries to incur indebtedness, and (iv) limit the ability of the Issuer and the Guarantors to consolidate, merge or enter into a scheme of arrangement qualifying as an amalgamation. The Indenture also contains customary events of default. Indebtedness under the Notes may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

On January 17, 2023, each of the issuers of the Existing Secured Notes exercised its right to optionally redeem all of its applicable series of the Existing Secured Notes at the applicable redemption price for such series, which redemptions were conditioned upon and subject to the Notes issuance. The redemptions are currently expected to be consummated on February 16, 2023, assuming the satisfaction by such date of the conditions thereto. Concurrently with the closing of the offering of the Notes, the redemption price was deposited with the trustee under the indentures governing each series of Existing Secured Notes, such indentures were satisfied and discharged and the liens securing the obligations under such indentures were released. This report does not constitute a notice of redemption under the optional redemption provisions of the indentures governing the Existing Secured Notes.

All of the net proceeds from the Notes were used to fund the redemption of all of the outstanding Existing Secured Notes, subject to the satisfaction of the conditions precedent thereto. Transocean Inc. transferred a portion of the net proceeds from the Notes issuance, together with cash on hand to the extent required to complete such redemptions, to each applicable subsidiary issuer of the respective series of Existing Secured Notes, and each such issuer applied such proceeds to consummate such redemption, subject to the satisfaction of the conditions precedent thereto.

The description above does not purport to be complete and is qualified in its entirety by the Indenture filed herewith as Exhibit 4.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described in Item 1.01 is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of January 31, 2023, among Transocean Inc., the Guarantors named therein and Truist Bank, as trustee and as collateral agent
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: January 31, 2023	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person